UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

RAPTOR PHARMACEUTICAL CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7 Hamilton Landing

Suite 100

Novato, California 94949

(415) 408-6200

_____________________________

Dear Stockholders of Raptor Pharmaceutical Corp.:

This supplement revises our definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2015 (the “Proxy Statement”) to modify the quorum requirements for the 2015 annual meeting of stockholders (the “Annual Meeting”). It should be read in conjunction with the Proxy Statement and the definitive additional materials we filed with the SEC on May 5, 2015 (the “Additional Materials”).

As previously disclosed in the Additional Materials, the Annual Meeting was convened on May 5, 2015 and adjourned for lack of quorum to conduct formal business. The Annual Meeting will reconvene at 8:00 a.m., local time, on May 19, 2015 at our corporate offices located at 7 Hamilton Landing, Suite 100, Novato, California 94949.

In order to facilitate the timely transaction of business at the Annual Meeting, the Board of Directors has approved an amendment to our bylaws to reduce the required quorum for meetings of stockholders from a majority to 35% of the outstanding shares of stock entitled to vote, present in person, by remote communication or by proxy.

The record date has not changed. Only stockholders of record at the close of business on March 10, 2015 are entitled to vote at the Annual Meeting. If you have not already submitted your proxy, we encourage you do so as promptly as possible.

No changes have been made to the proposals to be voted on at the Annual Meeting. Our Proxy Statement, other than as revised by this supplement, remains unchanged and can be obtained free of charge at www.proxyvote.com or through our website at http://ir.raptorpharma.com/financials.cfm.

By Order of the Board of Directors,

/s/ Julie Anne Smith
Julie Anne Smith
President, Chief Executive Officer and Director
Novato, California
May 18, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Reconvened on May 19, 2015.

Our proxy statement and annual report to security holders are available at www.proxyvote.com or you may access these materials on our website at http://ir.raptorpharma.com/financials.cfm.